Deferred Variable Annuity Application

The United States Life Insurance	New Business Documents
Company in the City of New York	with checks:	overnight with checks:	1-800-445-7862
Home Office:	P.O. Box 100357	2710 Media Center Drive
One World Financial Center	Pasadena, CA 91189-0357	Building #6, Suite 120
200 Liberty St.		Los Angeles, CA 90065
New York, NY 10281
	without checks:	overnight without checks:
	P.O. Box 15570 Amarillo, TX 79105-5570	1050 North Western Street Amarillo, TX 79106-7011
Annuity Service Center: 1050 North Western Street Amarillo, TX 79106-7011

1 Product Selection Solicitation state indicates the state in which this Application is signed.

Product name:	[Polaris Platinum III (b)]	Solicitation state:

2	Owner(s) Information

Name	❑ Male ❑ Female

Address

Birth Date	SSN	Phone	Email

Joint Owner (if applicable)

Name:	❑ Male ❑ Female

Address

Birth Date	SSN	Relationship to Owner	Phone

3	Annuitant(s) Information

Name	❑ Male ❑ Female

Address

Birth Date	SSN	Phone	Email

Joint Annuitant (if applicable)

Name:	❑ Male ❑ Female

Address

Birth Date	SSN	Phone

USL-579E (6/15)

4	Beneficiary Information

If the beneficiary type is not selected, the beneficiary will be designated as “primary.” Multiple beneficiaries will share the death benefit equally unless otherwise specified. For non-individually owned, custodially held IRAs and tax-qualified plans, if no beneficiary is listed, the beneficiary will default to the Owner listed on this Application. Any additional beneficiaries will be displayed on the Additional Beneficiary Information form [(U-2224BNE)].

1. Beneficiary Name ❑ Primary ❑ Contingent

Address Relationship

Beneficiary % SSN Phone Birth/Trust Date

Email

2. Beneficiary Name                                                                                                              ❑  Primary    ❑  Contingent

Address                                                                                                              Relationship

Beneficiary %                       SSN                           Phone                                   Birth/Trust Date

Email

3. Beneficiary Name                                                                                                             ❑  Primary    ❑  Contingent

Address                                                                                                            Relationship

Beneficiary %                       SSN                                 Phone                                   Birth/Trust Date

Email

5	Contract Type and Source of Funds

Initial payment: Make check payable to The United States Life Insurance Company in the City of New York (US Life). If this is a 1035 Exchange, Transfer, or Rollover, please complete the appropriate 1035 Exchange/Transfer form and submit it with this Application. See prospectus for minimum Purchase Payment amounts

Type of Plan:	Source of Funds:

	❑ 1035 Exchange	❑ Transfer
	❑ Rollover	❑ Contribution
IRA Tax Year:

6	Benefit Elections

I am electing an optional living benefit ❑ Yes ❑ No
I am electing an optional death benefit ❑ Yes ❑ No

Once elected by the Owner, optional benefits may not be changed or terminated (with the exception of living benefit elections which can be terminated under certain conditions). There is a charge for the Optional Living Benefits and Death Benefit. See your registered representative/licensed agent/insurance producer and/or the prospectus for information about optional elections, including availability and the maximum issue age. Investment requirements apply to certain optional benefits.

6(a). Surrender Charge Option: 7 Year Schedule

6(b).  Living Benefit Election: If no optional death benefit is elected, your beneficiary(ies) will receive the standard death benefit provided in the Contract.

Guaranteed Minimum Withdrawal For Life Benefit: Income Plus Single Life, Custom Allocation (up to 4.5% MAWA)

6(c). Death Benefit Election: Death Benefit: Maximum Anniversary Value

6(d). Total Expected Premium: $100,000

USL-579E (6/15)

7	Investment Selection / Optional Service Features

		[Initial
[Fund Manager]	[Fund Name]		Payment %]
Wellington Management Company, LLP	Capital Appreciation	100%

[Fund Manager]	[Fund Name]	[DCA Target %]

USL-579E (6/15)

7       Investment Selection / Optional Service Features (continued)

7(a). Optional Programs

❑	Systematic Withdrawal

❑	Systematic Investment

❑	Automatic Asset Rebalancing

Frequency: Quarterly

7(b). Electronic Transaction and Electronic Delivery Authorization

❑	Yes ❑ No Electronic Transaction Authorization

As the Owner, I will receive this privilege. If a Contract has Joint Owners, each Owner may individually make electronic requests. By checking “Yes,” I am also authorizing and directing the Company to act on electronic instructions from any other person(s) authorized by the Owner of the Contract who can furnish proper identification. The Company will use reasonable procedures as established by the Company to confirm that these instructions are authorized and genuine.

If no selection is made, the Company will assume that you do not authorize electronic requests.

❑	Yes ❑ No Electronic Delivery Consent

I consent to electronic delivery by the Company, when available, of:

•	Legal disclosure materials (prospectuses and prospectus supplements for the variable annuity and the underlying funds and annual and semiannual reports for the underlying funds).

•	Account documents (quarterly statements and confirmations).

•	Related correspondence (privacy notice and other notices to customers), as permitted by law.

I confirm that I have access to a computer with the hardware and software necessary (Adobe Acrobat®, Internet access, and an active email account) to receive this information electronically—in the form of a compact disc, by email, or by notice to me of a document’s availability on the Company website. I confirm that I have the ability to retrieve and retain electronic communications that are subject to this consent. I understand that I must provide my email address under Section 2 of the Application to use this service.

I understand that:

•	There is no charge for electronic delivery, although I may incur the costs of Internet access and computer usage.

•	I may always request a paper copy of this information at any time for no charge, even though I consent to electronic delivery.

•	The Company is not required to deliver this information electronically and may discontinue electronic delivery in whole or part at any time.

This consent is effective until further notice by the Company or until I revoke it.

Please call [1-800-445-7862] if you would like to revoke your consent, receive a paper copy of any of the above information via U.S. mail, or need to update your email address indicated in Section 2 of this Application.

8       Acknowledgements and Signature(s)

8(a). Replacement

❑	Yes ❑ No Do you have any existing life insurance policies or annuity contracts?

❑	Yes ❑ No Will the purchase of this annuity result in the replacement, termination or change in value of any existing life insurance policies or annuity contracts?

Please provide the replacement information on the required forms, which can be obtained from your registered representative/licensed agent/insurance producer, and include them with this Application.

USL-579E (6/15)

8      Acknowledgements and Signature(s) (continued)

8(b). Statement of Owner(s)

My answers to the above questions are true and correct to the best of my knowledge and belief. I agree that this Application shall be attached to and made a part of any Contract issued by the Company. Further,

•	I acknowledge receipt, either physically or electronically, of the current prospectuses for this variable annuity and the applicable underlying funds.

•	I acknowledge I have read the current prospectus for this variable annuity and the applicable underlying funds carefully and understand their contents.

•	I understand that all Purchase Payments and values provided by the Contract, when based on investment experience of the variable portfolios, are variable and are not guaranteed as to dollar amount by the Company, the U.S. Government, or any State Government; are not federally insured by the FDIC, the Federal Reserve Board, or any other agency, Federal or State.

•	If I am funding a tax-qualified retirement plan with this annuity, I understand that (1) there are more robust insurance benefits offered in other annuities and (2) the annuity does not provide any additional tax deferral treatment beyond that which I already have under my plan.

•	I understand that the Company may allocate my Purchase Payment(s) and any Initial Payment Enhancement(s), if applicable, to the cash management investment option until the end of the Right-to-Examine period.

Owner’s signature:                                                                                                                         Date:

Joint owner’s signature (if applicable):                                                                                          Date:

9      Registered Representative/Licensed Agent Information and Signature(s)

❑ Yes ❑ No	Do you have reason to believe that the applicant has any existing life insurance policies or annuity contracts?

❑ Yes ❑ No	Do you have reason to believe that any existing life insurance policy or annuity contract has been (or will be) replaced, surrendered, withdrawn from, loaned against, changed, or otherwise reduced in value in connection with this transaction assuming that the Contract applied for will be issued?

I affirm that I have instructed the applicant to answer the questions in Section 8(a) appropriately. I am providing the replacement information on the required forms and including them with this Application.

I am authorized and/or appointed to sell this variable annuity. I have fully discussed and explained the variable annuity features and charges including restrictions to the Owner. I believe this variable annuity is suitable given the Owner’s investment time horizon, goals and objectives, and financial situation and needs. I represent that: (a) I have delivered current applicable prospectuses and any supplements for the variable annuity (which includes summary descriptions of the underlying investment options); and (b) have used only current approved sales material.

I certify that all information I have taken from the Owner has been truly and accurately recorded on this Application.

1. Registered Representative’s/Licensed Agent’s/Insurance Producer’s Signature
Registered Representative’s/Licensed Agent’s/Insurance Producer’s name (please print)
Address:
Phone Licensed Agent/Insurance Producer ID number Email

Broker / Dealer firm name

2. Registered Representative’s/Licensed Agent’s/Insurance Producer’s name (please print)
Address:
Phone Licensed Agent/Insurance Producer ID number Email

Commission Option: Note: If there are more than two representatives, please attach all required representative information on a separate document.

USL-579E (6/15)